Exhibit 5.1

780 NORTH WATER STREET MILWAUKEE, WISCONSIN 53202-3590 Tel 414-273-3500 Fax 414-273-5198 www.GKLAW.COM

January 25, 2012

Choice Bancorp, Inc.

2450 Witzel Avenue

Oshkosh, WI  54904

Ladies and Gentlemen:

We have acted as counsel to Choice Bancorp, Inc., a Wisconsin corporation (the “Company”), in connection with the issuance of up to 360,000 shares of common stock, $1.00 par value (the “Shares”), pursuant to the Company’s 2006 Stock Incentive Plan (the “Plan”), as described in the Company’s Prospectus dated January 25, 2012 (the “Prospectus”) relating to the Company’s Registration Statement on Form S-8, to be filed with the Securities and Exchange Commission on January 25, 2012 (the “Registration Statement”).

We have examined: (a) the Plan, the Prospectus and the Registration Statement, (b) the Company’s Articles of Incorporation and Bylaws, each as amended to date, (c) certain resolutions of the Company’s Board of Directors, and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.

OFFICES IN MILWAUKEE, MADISON, WAUKESHA, GREEN BAY AND APPLETON, WISCONSIN AND WASHINGTON, D.C.

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